Exhibit 99.1

NEW WORLD RESTAURANT GROUP NAMES JAMES W. HOOD TO BOARD

GOLDEN, Colo., (6/7/05) New World Restaurant Group, Inc. (Pink Sheets: NWRG:PK) today announced that James W. Hood, 53, has been named a director of the company. Mr. Hood, who has extensive experience as an advertising and marketing executive, is co-founder and partner in Bray+Hood+Associates, a marketing innovations consulting firm, headquartered in Essex, Connecticut.

Mr. Hood fills a vacancy on the board that occurred when former director, John S. Clark chose not to run for reelection. Mr. Clark had been a director since 2003.

For 20 years, Mr. Hood has held executive positions with Young & Rubicam, Inc., including chief executive officer of The Lord Group and director of business development at Y&R Advertising. He also served as vice president and director of marketing at Lehman Brothers Kuhn Loeb and later held the same positions at The First Boston Corporation.

He received a BA degree from Cornell University and holds a MBA degree in Marketing and Finance from Harvard Business School.

New World is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands.  As of March 29, 2005, the company’s retail system consisted of 449 company-operated locations, as well as 170 franchised, and 60 licensed locations in 34 states, plus D.C. The company also operates a dough production facility.

CONTACTS: Media/Investors: Bill Parness, (732) 290-0121, or Marty Gitlin, (914) 528-7702; parnespr@optonline.net